EXHIBIT 99

CONTACT:           Laura Brightwell – Media Relations
(770) 989-3023

Thor Erickson – Investor Relations
(770) 989-3110

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC NAMES STEVE CAHILLANE PRESIDENT, NORTH AMERICAN GROUP
 AND HUBERT PATRICOT PRESIDENT, EUROPEAN GROUP

ATLANTA, July 28, 2008 – Coca-Cola Enterprises (NYSE: CCE) announced today that Steve Cahillane will assume the role of President, North American Business Unit, effective immediately, following the departure of Terrance M. (Terry) Marks from the company. The company also announced the appointment of Hubert Patricot as President, European Group. Previously, Cahillane served as President of the European Group for Coca-Cola Enterprises, and Patricot served as General Manager of Great Britain, Coca-Cola Enterprises.

“Terry has made the decision to leave CCE to pursue outside interests,” said John F. Brock, chairman and chief executive officer. “Coca-Cola Enterprises has benefited enormously from his leadership and contributions over the last twenty years, and we wish Terry well in his future endeavors.”

“Over Steve’s 20 year career in the beverage industry, he has developed a powerful combination of beverage sales, marketing and distribution experience working in complex markets in the U.S. and Europe,” said Mr. Brock. “Steve passionately believes in teamwork and accountability for delivering results.”

“Hubert is one of our most talented and experienced operators,” continued Mr. Brock. “His strong knowledge of our European operations and customer and consumer landscape make him uniquely qualified for this critical leadership role as we continue to capture opportunities in this important market.”

Mr. Cahillane, 43, has spent his entire career in the beverage industry in both North America and Europe. Prior to joining CCE in 2007, Mr. Cahillane served as Chief Commercial Officer for InBev, where he led the company's global commercial strategy, marketing and sponsorships, innovation, and research and insights. Mr. Patricot, 48, has been with the Coca-Cola system for 22 years. During this time, he has served in a variety of roles including Marketing Director for The Coca-Cola Company, France, Vice President, Sales and Marketing, CCE France and Vice President and General Manager CCE France.

Coca-Cola Enterprises Inc. is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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